Exhibit 1.02

UAP HOLDING CORP.

2004 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Employee Name:	[NAME]

Number of Stock Units:	[NUMBER][1]

Vesting Schedule:	One-fourth of the Stock Units subject to the Award will vest on each of the first four anniversary dates of Award Date[1]

Award Date:	April 8, 2005

1 All share and unit numbers are subject to adjustment, and the Stock Units are subject to acceleration and termination prior to vesting, as provided in this Agreement.

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is by and between UAP HOLDING CORP., a Delaware corporation (the “Corporation”), and the employee named above (the “Participant”), an employee of the Corporation or one of its Subsidiaries, and is delivered under the UAP Holding Corp. 2004 Long-Term Incentive Plan (the “Plan”).

W I T N E S S E T H

WHEREAS, the Compensation Committee of the Board of Directors has approved, and the Corporation has granted, effective as of the Award Date, to the Participant a restricted stock unit award under the Plan (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth in this Agreement and in the Plan.

NOW THEREFORE, in consideration of services rendered by the Participant and the mutual promises made in this Agreement and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Plan. For purposes of this Agreement, a “Stock Unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Corporation (subject to adjustment as provided in Section 9 hereof).

2. Grant. Subject to the terms of this Agreement and the Plan, the Corporation grants to the Participant a Stock Unit Award with respect to an aggregate number of Stock Units set forth above.

3. Vesting. The Stock Units subject to the Award shall vest in installments as set forth in the “Vesting Schedule” set forth above, subject to earlier termination or acceleration and subject to adjustment as provided in this Agreement.

4. Continuance of Employment Required. Except as otherwise expressly provided in Section 8 below, the vesting schedule applicable to the Stock Units requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the award and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units. The Stock Units are bookkeeping entries only. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) hereof with respect to Dividend Equivalents) and no voting rights with respect to the Stock Units or any shares of Common Stock issuable in respect of such Stock Units, until shares of Common Stock are actually delivered to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of delivery of the shares.

(b) Dividend Equivalent Distributions. In January of the calendar year following the calendar year in which the Corporation pays an ordinary cash dividend(s) on its outstanding Common Stock (if any ordinary cash dividends are paid), for which the related record date occurs after the Award Date and prior to the fourth anniversary of the Award Date, the Corporation shall make a cash payment to the Participant equal to, subject to the tax withholding provisions of Section 11 hereof and Section 8.5 of the Plan, the amount of the ordinary cash dividend(s) paid by the Corporation on a single share of Common Stock during the prior calendar year multiplied by the number of Stock Units subject to this Agreement outstanding and unpaid as of the applicable record date (“Dividend Equivalents”).

6. Restrictions on Transfer. Prior to the time the Stock Units are vested and paid, neither the Stock Units comprising the Award nor any other rights of the Participant under this Agreement or the Plan may be transferred, except as expressly provided in Section 5.6 of the Plan. No specific exception to the general transfer prohibitions set forth in Section 5.6 of the Plan has been authorized by the Administrator.

7. Timing and Manner of Payment with Respect to Stock Units. Subject to Section 8(e) below, Stock Units subject to this Agreement will be paid in an equivalent number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) promptly after the vesting of such Stock Units in accordance with the terms hereof; provided, however, that the Administrator may provide for all or a portion of such vested Stock Units to be settled by a cash payment to the Participant promptly after the vesting of such Stock Units (in lieu of a stock payment); further provided that Stock Units are subject to adjustment as contemplated by Section 9 and subject to earlier payment pursuant to Section 10. The Corporation’s obligation to deliver shares of Common Stock or otherwise make any payment with respect to vested Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares or other payment with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. Delivery of any certificates, or any other payment, with respect to vested Stock Units will be made to the Participant’s last address reflected on the books of the Corporation or a Subsidiary unless the Corporation is otherwise instructed in writing. To the extent that the Administrator determines it will settle one or more vested Stock Units by a cash payment, the amount of cash payment with respect to any such vested Stock Unit to be paid in such form shall equal (subject to Section 11 and any other authorized deductions) the fair market value of a share of Common Stock as of the date of vesting of such Stock Unit (with the “fair market value” of a share of Common Stock determined in accordance with the applicable provisions of the Plan).

8. Effect of Termination of Employment or Change in Control.

(a) Termination of Employment.

(i) Except as otherwise provided below and in Section 8(d), the Participant’s Stock Units shall be extinguished to the extent such Stock Units have not become vested before the first time that the Participant is no longer either (a) employed by the Corporation or a Subsidiary, or (b) a member of the Board (the last date that the Participant is employed by the Corporation or a Subsidiary, or a member of the Board, is referred to as the Participant’s “Severance Date”), regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily.

(ii) Notwithstanding the foregoing, if the Participant incurs a Total Disability or dies while employed by the Corporation or a Subsidiary or in service as a member of the Board, then if the Stock Units then outstanding and subject to the Award are not then otherwise fully vested, they shall become vested upon, and paid within ninety (90) days of, the Participant’s Severance Date.

(iii) Notwithstanding the foregoing, if the Participant’s employment with or service to the Corporation or a Subsidiary terminates due to the Participant’s Retirement, Stock Units outstanding and subject to the Award that are not then vested shall continue to vest and be paid in accordance with the remaining provisions of this Agreement as though the Participant’s employment or service had not terminated; provided that the Participant (a) does not engage in the same or substantially the same occupation (“occupation” to include, but not be limited to, full or part time employment, providing consulting services or as acting an independent operator) without the Corporation’s prior written consent, (b) does not disclose confidential information concerning the Corporation or any of its affiliates, (c) does not solicit any employees of the Corporation or any of its affiliates to work for another entity or business, and (d) remains available to the Corporation and its affiliates for consultation.

(iv) Notwithstanding the foregoing, if the Participant’s employment with the Corporation terminates due to a closure by the Corporation of, or a sale by the Corporation of all or substantially all of, the business in which the Participant was employed immediately prior to such closure or sale, as applicable, and the Participant is not offered a similar or more senior position with the Corporation or one of its Subsidiaries, then the Participant will be deemed to have terminated employment due to death or Total Disability and the provisions of Section 8(a)(ii) shall apply; provided, however, that if the Participant is offered a similar or more senior position with the Corporation or one of its Subsidiaries and the Participant elects not to accept the position, then the provisions of Section 8(a)(i) shall apply.

The termination of service rules of Sections 6.2 and 6.3 of the Plan shall apply with respect to the Stock Units. For purposes of this Agreement, “Total Disability” means a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code. For purposes of this Agreement, “Retirement” means (x) the Participant’s voluntary retirement from active employment upon or after attaining age 65, or (y) the Participant’s termination of employment with the consent of the Corporation on or after attaining age 55 if the Participant enters into a non-compete and no solicitation agreement with the Corporation and its affiliates in a form provided by the Corporation.

(b) Termination of Stock Units. If any Stock Units are extinguished hereunder, such unvested, extinguished Stock Units shall, without payment of any consideration by the Corporation or any Subsidiary, automatically terminate and be cancelled without any other action by the Participant, or the Participant’s beneficiary, as the case may be.

(c) Automatic Acceleration of Stock Units. Upon a dissolution of the Corporation or other event described in Section 7.1 of the Plan (which generally covers certain mergers or similar reorganizations) that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then if the Stock Units subject to the Award are not then otherwise fully vested, they shall automatically become vested upon the occurrence of such event; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award, or the Award would otherwise continue in accordance with the terms of this Agreement, in the circumstances.

(d) Possible Acceleration upon Certain Terminations. Notwithstanding any other provision of this Agreement or of the Plan, if a Change in Control Event (as defined in the Plan) occurs and the Stock Units do not accelerate and become fully vested upon such event as contemplated by Section 8(c) above, the following provisions shall apply:

•	If the Participant’s employment or service is terminated by the Corporation or a Subsidiary for any reason other than for Cause (as defined below) or terminated by the Participant for Good Reason (as defined below) and the Participant’s Severance Date is upon or within two years following the date of the Change in Control Event, the Stock Units subject to the Award shall automatically become fully vested as of the Participant’s Severance Date.

•	If the Participant’s employment or service is terminated by the Corporation or a Subsidiary for any reason other than for Cause (as defined below) or terminated by the Participant for Good Reason (as defined below) and the Severance Date is within six months prior to the date of the Change in Control Event, any Stock Units subject to the Award that were unvested and had been previously extinguished in connection with the termination of the Participant’s employment pursuant to Section 8(a) above shall be reinstated, and such unvested Stock Units shall automatically become fully vested as of the date of the Change in Control Event.

The following definitions shall apply solely for purposes of this Section 8(d):

•

Cause. “Cause” means (a) if the Participant is, immediately prior to the Participant’s Severance Date, a party to an employment or retention agreement with the Corporation or any of its Subsidiaries which defines such term, the meaning given therein, and (b) in all other cases, a Participant’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Participant or the Corporation or economic injury to the Corporation, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the

Participant or the Corporation or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Corporation or (iii) material breach of this Agreement or any other agreement entered into between the Participant and the Corporation or any of its Subsidiaries or affiliates after notice and a reasonably opportunity to cure (if such breach can be cured). For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without reasonable belief that the act or omission was in the best interests of the Corporation.

•	Good Reason. “Good Reason” means (a) if the Participant is, immediately prior to the Participant’s Severance Date, a party to an employment or retention agreement with the Corporation or any of its Subsidiaries which defines such term, the meaning given therein, and (b) in all other cases (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Participant, or (ii) without the limiting the generality of the foregoing, any material breach by the Corporation or any of its Subsidiaries or other affiliates of (x) this Agreement or (y) any other agreement between the Participant and the Corporation or any such Subsidiary or other affiliate, which material breach is not remedied by the Corporation promptly after receipt of notice thereof given by the Participant; provided, however, that the Participant agrees not to terminate his or her employment for Good Reason if, after notice and a reasonably opportunity to cure, the Corporation has remedied such facts and circumstances constituting Good Reason.

(e) Limitation on Distributions to Key Employees. Notwithstanding any other provision of this Agreement or the Plan, and to the extent required to comply with Section 409A of the Code, if the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code) of the Corporation and the Participant’s employment or services with the Corporation or a Subsidiary terminate, the Participant shall not receive any payment of the vested Stock Units before the date (the “Permissible Payment Date”) which is six (6) months after the date of the date the Participant’s separation from service with the Corporation and its Subsidiaries occurred or, if earlier, the date of death of the participant. If the preceding sentence applies, the Corporation shall make payment of the vested Stock Units covered by the preceding sentence upon or promptly after the Permissible Payment Date.

9. Adjustments in Case of Changes in Common Stock. Upon the occurrence of an Event (as defined below), the Administrator shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become payable with respect to the Award. If an Event shall occur and the Stock Unit Award has not been fully vested and paid upon such Event or prior thereto, the Stock Unit Award may become payable in securities or other consideration (the “Restricted Property”) rather than in the Common Stock otherwise payable in respect of the Stock Unit Award. Such Restricted Property shall become payable at the times set forth in Section 7 above or such earlier time as the Administrator may authorize pursuant to Section 10 below. Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Administrator, in interest bearing, FDIC insured (subject to applicable insurance limits) deposits of a depository institution selected by the

Administrator) at such times and in such proportions as the Stock Unit Award becomes payable in accordance with Section 7 above. Notwithstanding the foregoing, the Stock Unit Award and any Common Stock or other securities or property payable in respect of the Stock Unit Award shall continue to be subject to proportionate and equitable adjustments (if any) under this Section 9 consistent with the effect of such events on stockholders generally, as the Administrator determines to be necessary or appropriate, and in the number, kind and/or character of shares of Common Stock or other securities, property and/or rights payable in respect of Stock Units granted under the Plan. All rights of the Participant hereunder are subject to those adjustments. For purposes of this Agreement, “Event” means a liquidation, dissolution, Change in Control Event, merger, consolidation, or other combination or reorganization, stock split, stock dividend, reverse stock split, or a recapitalization, reclassification, extraordinary dividend or other distribution (including a split up or a spin off of the Corporation or any significant Subsidiary), or a sale or other distribution of all or substantially all the assets of the Corporation as an entirety.

10. Possible Early Settlement of Award. Subject to the provisions of this Agreement, the Administrator retains the right to accelerate the vesting and payment date of the outstanding and previously unvested Stock Units subject to the Award in connection with an Event, a Change in Control Event, or the termination of the Participant’s employment with the Corporation or one of its Subsidiaries. This Section 10 is not intended to prevent vesting of the Award pursuant to Section 8 above or an adjustment to the Award as provided in the Plan or Section 9 above.

11. Tax Withholding. Upon or in connection with the vesting of the Stock Units, the payment of Dividend Equivalents, and/or the distribution of shares of Common Stock in respect of the Stock Units, the Corporation and each of its Subsidiaries shall have the right at its or their option to (a) require the Participant (or the Participant’s beneficiary, as the case may be) to pay or provide for payment in cash of the amount of any taxes which such entity (or entities) may be required to withhold with respect to such vesting, payment or distribution or (b) deduct from any amount otherwise payable to the Participant (with respect to the Stock Units or otherwise) the amount of any taxes which such entity (or entities) may be required to withhold with respect to such vesting, payment or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Agreement, the Administrator may, but is not required to, reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

12. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address reflected or last reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be deemed to be “given” only when actually received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly “given” as of the date mailed in accordance with the foregoing provisions of this Section 12.

13. Plan. The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth in this Agreement or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof. If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern.

14. No Service Commitment by Corporation or Subsidiary. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at-will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

15. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as provided in this Agreement. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock (subject to adjustments) or cash as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

16. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

18. Effect of this Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

19. Construction. This Agreement shall be construed and interpreted to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of the Award. The Corporation reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Stock Units in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.

20. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Award Date set forth above. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions hereof and of the Plan.

UAP HOLDING CORP.	PARTICIPANT
a Delaware corporation

By: _____________________________________________	______________________________________________
Signature
Print Name: ______________________________________	______________________________________________
Address
Itgs: ____________________________________________	______________________________________________
City, State, Zip Code